RICHARD M. GABRYS, PHILIP R. LOCHNER NOMINATED
TO SERVE ON CMS ENERGY’S BOARD OF DIRECTORS

JACKSON, Mich., March 24, 2005 – Richard M. Gabrys, a former vice chairman of Deloitte & Touche’s U.S. Global Strategic Client Group, and Philip R. Lochner Jr., a former member of the U.S. Securities and Exchange Commission, have been nominated to serve on CMS Energy’s Board of Directors, the Company (NYSE: CMS) announced today.

Gabrys, 63, retired in May 2004 after a 42-year career with Deloitte & Touche where he served a variety of publicly held companies, primarily automotive manufacturing, financial services institutions, and health care entities.

Gabrys currently serves on several boards, including those of Dana Corp., the Detroit Institute of Arts, the Karmanos Cancer Institute, and the Manufacturers Institute. He also has served on the board of the National Association of Manufacturers and was board chairman of the Detroit Regional Chamber of Commerce and the Michigan Chamber of Commerce.

Lochner, 62, joined Time Inc. in 1978 and held a series of increasingly responsible positions, culminating in general counsel and secretary, and then was appointed to the U.S. Securities and Exchange Commission. He served as a commissioner from March 1990 to July 1991, leaving to become senior vice president and chief administrative officer for Time Warner Inc. through his retirement in June 1998.

Lochner is a director of several public companies, serving on their audit, compensation, compliance, and governance committees. He also has been involved in various capacities on the governing or advisory bodies of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, the Investor Responsibility Research Center, and the National Association of Corporate Directors.

The nominations of Gabrys and Lochner will be submitted to shareholders for approval at CMS Energy’s annual meeting on May 20, 2005.

The Company also announced that William A. Parfet, a board member since 1991, has decided not to seek re-election because of increasing demands from his business, MPI Research, of Mattawan, Mich. Parfet is chairman and chief executive officer of MPI Research, which is a research laboratory conducting risk assessment toxicology studies.

CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590